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Exhibit 11


                            PROMUS HOTEL CORPORATION
                       COMPUTATIONS OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)


                                              Three months ended March 31,
                                                 1998          1999
                                                -------      -------

Net income                                      $36,016      $34,042
                                                =======      =======


 Basic Earnings per Share:

  Weighted average outstanding shares            86,415       83,616
                                                =======      =======
  Net income per basic share                    $  0.42      $  0.41
                                                =======      =======

Diluted Earnings per Share:

  Weighted average outstanding shares            86,415       83,616
  Effect of dilutive securities:
    Stock options and warrants                    1,224          445
                                                -------      -------
  Weighted average shares assuming
    conversion                                   87,639       84,061
                                                =======      =======
  Net income per diluted share                  $  0.41      $  0.40
                                                =======      =======


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